Exhibit 99.5

CONSENT OF KEVIN J. LYNCH

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of Valley National Bancorp in the Joint Proxy Statement-Prospectus of Valley National Bancorp and Oritani Financial Corp. included in the Registration Statement on Form S-4 of Valley National Bancorp, filed pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of June 25, 2019, by and between Valley National Bancorp and Oritani Financial Corp., pursuant to which Oritani Financial Corp. will merge with and into Valley National Bancorp, with Valley National Bancorp as the surviving entity.

/s/ Kevin J. Lynch Kevin J. Lynch
August 30, 2019